Exhibit 99.1

NOTICE TO BOARD OF DIRECTORS

AND EXECUTIVE OFFICERS OF INGRAM MICRO INC.

February 14, 2005

Ingram Micro Inc. will be transferring the administration of the Ingram Micro 401(k) Investment Savings Plan (the “Plan”) from Putnam Investments to Fidelity Investments effective April 1, 2005. In this regard, we are sending notices today to participants with account balances in the Ingram Micro 401(k) Investment Savings Plan that as part of the transfer process, we will need to suspend all transactions in participants’ accounts for a short period of time in order for the Plan’s records to be reconciled and transferred to the new administrator.

This suspension period is called a “blackout period”. During the blackout period participants will be unable to change their investment elections, change the amount that they are contributing to the Plan, transfer funds from one investment fund to another, obtain a loan from the plan, or obtain a distribution from the plan. The blackout period for the Plan will begin at 3 p.m. Eastern time on Thursday, March 24, 2005, and is expected to end the week of April 11, 2005.

This notice is to inform you that pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during this blackout period, you, as directors and executive officers of Ingram Micro, will not be able to, directly or indirectly, purchase, sell or otherwise acquire or transfer shares of Ingram Micro’s common stock or derivatives on Ingram Micro’s common stock, including stock options. Any purchases or sales made pursuant to a written plan satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, are exempt from this restriction.

If you have any questions concerning this notice, please contact: Larry Boyd, Senior Vice President, Secretary and General Counsel or Lily Arevalo, Senior Director and Senior Corporate Counsel at Ingram Micro Inc., 1600 E. St. Andrew Place, Santa Ana, California 92705; telephone number (714) 566-1000.